EXHIBIT 21

INDUSTRIAL SERVICES OF AMERICA, INC.
LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2014

NAME OF ENTITY	STATE OF INCORPORATION

ISA Indiana, Inc.	Indiana
ISA Indiana Real Estate, LLC	Indiana
ISA Recycling, LLC	Kentucky
ISA Logistics LLC	Kentucky
ISA Real Estate, LLC	Kentucky
7021 Grade Lane LLC	Kentucky
7124 Grade Lane LLC	Kentucky
7200 Grade lane LLC	Kentucky
Computerized Waste Systems, LLC *	Kentucky
WESSCO, LLC **	Delaware

* Operating under the name Computerized Waste Systems or CWS.

** Operating under the name Waste Equipment Sales and Service Company or WESSCO.